Exhibit 99.1

Contact:

Joe Shiffler

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Shares to Be Delisted from Nasdaq

Company Expects to Complete SEC Filings within Next Few Weeks

SAN JOSE, Calif. – December 15, 2006 – Power Integrations (Nasdaq: POWI) today announced that it has informed the Nasdaq Stock Market that it will not meet the Nasdaq Listing and Hearing Review Council’s December 18 deadline for becoming current in the filing of its annual and quarterly reports with the Securities and Exchange Commission. As a result, the company expects its shares to be delisted from the Nasdaq Global Market as of the start of trading on December 19. The company’s shares will be traded on the Pink Sheets under the symbol POWI.PK.

“The restatement of our historical financial statements is substantially complete,” said Balu Balakrishnan, president and CEO of Power Integrations. “We expect to complete our SEC filings in the next few weeks, and we intend to apply for re-listing on Nasdaq immediately upon issuing the filings.”

About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.9 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements involving risk and uncertainty, and actual results could differ from those projected or implied. These forward-looking statements relate to the company’s expectations regarding the filing timetable for its outstanding annual and quarterly reports, its expectation that its shares will be available for trading on the Pink Sheets, and its intent to apply for re-listing on Nasdaq. These forward-looking statements are based on current information that is, by its nature, subject to change. Forward-looking statements are denoted by the use of such words and phrases as “will,” “expect” and “intend,” and other words and phrases that look toward future events or performance. Risks that could cause these statements not to come true include the fact many events must occur before the company is able to reapply to have its stock traded on the Nasdaq, many of which are outside of the company’s control. General risk factors associated with the company’s business are explained in the company’s most recent annual report on Form 10-K, filed with the SEC on March 16, 2005, and its most recent quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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